Exhibit 99.1

Critical Path Announces 2005 Year-End and Fourth Quarter Results

Significant Financial Improvements Achieved in 2005;

Gross Margins Increased by 15 Points;

Net Loss Dramatically Reduced by $38.5 Million

SAN FRANCISCO, Calif. (February 27, 2006) – Critical Path, Inc. (OTC: CPTH), a leading provider of messaging software and services, today announced unaudited financial results for the fiscal year and fourth quarter ended December 31, 2005.

2005 Year-End Results

Revenue and Gross Margins

For the fiscal year 2005, revenues were $67.0 million, compared to $71.1 million for the 2004 fiscal year. Although software license revenues were relatively flat year over year, total revenues declined by 6% primarily due to a year-over-year decline in hosted messaging revenues related to the hosted messaging assets sold by the Company on January 3, 2006.

Gross margins, based upon U.S. generally accepted accounting principles (GAAP), for the year were 47%, an improvement of 15 points, up from 32% in 2004. Gross margins, on an adjusted EBITDA basis, for the year were 53%, an improvement of 15 points, up from 38% in 2004.

Adjusted EBITDA is a non-GAAP metric used by management to measure the Company’s operating performance and is earnings before interest income (expense), provision for income taxes, depreciation and amortization adjusted to exclude other items, such as other income (expense), restructuring and other expenses, stock-based expenses, loss on extinguishment of debt and accretion on mandatorily redeemable preferred stock.

Net Results

Net loss on a GAAP basis, which excludes accretion of mandatorily redeemable preferred stock (a non-cash item related to outstanding preferred stock), for the fiscal year 2005 was $13.5 million or $0.42 per share, a reduction of $38.5 million from a net loss of $52.0 million or 2.46 per share in the 2004 fiscal year. For the 2005 fiscal year, total cost of net revenues and operating expenses, on a GAAP basis, was $82.7 million, a reduction of $29.8 million from $112.5 million in the 2004 fiscal year.

Net loss attributable to common shareholders based on GAAP, which includes the accretion of mandatorily redeemable preferred stock, for the 2005 fiscal year, was $32.2 million or $1.01 per share, a reduction of $34.4 million from a net loss of $66.6 million or $3.15 per share in the 2004 fiscal year.

Adjusted EBITDA loss for the 2005 fiscal year was $5.0 million or $0.16 per share, a reduction of $17.8 million from an adjusted EBITDA loss of $22.8 million or $1.08 per share in the 2004 fiscal year. For the 2005 fiscal year, total cost of net revenues and operating expenses on an adjusted EBITDA basis was $72.0 million, a reduction of $21.9 million from $93.8 million in the 2004 fiscal year.

“In 2005, we made significant progress executing on our consumer messaging strategy initiated 18 months ago,” said Mark Ferrer. “Financially, we had our first-ever operationally cash-flow positive quarter. We strengthened our balance sheet and our business focus with the sale of our hosted messaging assets. We reduced our net loss by $38.5 million and increased total gross margins by 15 points. In addition, we launched a new brand, delivered exciting new products, such as Memova Mobile, expanded our deployments with existing customers and grew our customer base in almost every geography. Coming off of this success, we will continue to execute on our consumer messaging strategy in 2006, while furthering our focus on the innovative solutions our customers value.”

Fourth Quarter 2005 Results

Revenue and Gross Margins

For the fourth quarter of 2005, revenues were $15.3 million, compared to $17.1 million in the third quarter of 2005 and $19.5 million in the fourth quarter of 2004. On a GAAP basis, gross margins for the fourth quarter of 2005 were 47%, compared to 52% in the third quarter of 2005 and 36% in the fourth quarter of 2004. On an adjusted EBITDA basis, gross margins in the fourth quarter of 2005 were 52%, compared to 57% in the third quarter of 2005 and 42% in the fourth quarter of 2004.

Net Results

Net loss on a GAAP basis, which excludes the accretion of mandatorily redeemable preferred stock (a non-cash item related to outstanding preferred stock), for the fourth quarter of 2005, was $3.5 million or $0.10 per share, compared to a net loss of $1.0 million or $0.03 per share in the third quarter of 2005 and a net loss of $6.8 million or $0.32 per share in the fourth quarter of 2004. For the fourth quarter of 2005, total cost of net revenues and operating expenses, on a GAAP basis, was $18.8 million, compared to $18.2 million in the third quarter of 2005 and $25.7 million in the fourth quarter of 2004.

Net loss attributable to common shareholders based on GAAP, which includes the accretion of mandatorily redeemable preferred stock, for the fourth quarter of 2005, was $7.0 million or $0.19 per share, compared to a net loss of $4.5 million or $0.13 per share in the third quarter of 2005 and a net loss of $10.7 million or $0.50 per share in the fourth quarter of 2004.

Net loss on an adjusted EBITDA basis for the fourth quarter of 2005, was $1.5 million, or $0.04 per share, compared to net income of $0.3 million or $0.01 per share in the third quarter of 2005 and a loss of $2.0 million or $0.10 per share in the fourth quarter of 2004. For the fourth quarter of 2005, total cost of net revenues and operating expenses on an adjusted EBITDA basis was $16.9 million, compared to $16.7 million for the third quarter of 2005 and $21.5 million for the fourth quarter of 2004.

Cash and Cash Equivalents

As of December 31, 2005, the Company’s cash and cash equivalents totaled $18.8 million, compared to $20.5 million at September 30, 2005. As expected, the decline in cash and cash equivalents was primarily due to European corporate income tax payments in the fourth quarter of 2005. Cash and cash equivalents as of December 31, 2005 do not reflect proceeds received in connection with the sale of the Company’s hosted messaging assets to Tucows in January 2006.

The financial information contained in this press release is based on current estimates, and the Company is not aware of any pending adjustments that will need to be made. Actual results may differ materially as a result of the completion of the review of the Company’s financial performance for the fourth quarter ended December 31, 2005 and completion of the audit for the fiscal year ended December 31, 2005.

2005 Highlights

•	Significant Improvement in Financial Performance – In 2005, Critical Path experienced the first operationally cash-flow positive quarter in company’s history (third quarter of 2005), improved gross margins by 15 points and dramatically reduced its year-over-year net loss by $38.5 million on a GAAP basis and by $17.8 million on an adjusted EBITDA basis.

•	Launched Memova Brand – In 2005, Critical Path launched its new Memova™ brand, marking the Company’s entrée into the mobile arena and promoting its heightened strategic focus on consumer messaging solutions for mobile and broadband service providers.

•	New Solutions – Critical Path launched two new products in 2005: Memova Mobile – a consumer mobile email solution for mobile operators; and Memova Anti-Abuse – a turnkey anti-spam/anti-virus appliance for service providers. Additionally, Critical Path released a new version of its Memova Messaging platform in Q4 2005, introducing a new approach for operators moving towards contact-centric consumer messaging.

•	New Customers – In 2005, Critical Path continued to expand its blue-chip customer base, adding new customers, such as Indosat, PCCW, T-Systems, Deutsche Bahn and Vodafone Ireland, while continuing to grow relationships with existing customers.

•	Hosted Messaging Asset Sale – In 2005, Critical Path strengthened its focus on software development and innovation through the sale of its hosted messaging assets. As of January 3, 2006, Tucows acquired the hosted messaging assets, along with a software license for Memova™ Messaging, for $8.0 million in cash, plus the assumption of some contractual liabilities. Tucows, a leading provider of Internet services and downloadable software, continues to offer Critical Path’s Memova(TM) Messaging software as a hosted service.

Guidance

The Company currently expects revenue for the first quarter of 2006 (which will be the first quarter reflecting the sale of the hosted messaging assets) to be in the range of $11.5 to $13.5 million. In 2006, the Company expects to improve gross margins from current levels, improve its cash balance and achieve profitability on a full-year basis. This guidance is on an adjusted EBITDA (non-GAAP) basis as described above.

Regulation G

Due to the forward-looking nature of the projections of gross margins and operating expenses on an adjusted EBITDA basis given directly above, information to reconcile such non-GAAP financial measures to the most directly comparable GAAP measures is not available without unreasonable effort. The Company believes that the information necessary to reconcile the non-GAAP financial measures to GAAP, such as future restructuring costs, if any, other income (expense), interest income and expense, stock-based expenses and accretion on mandatorily redeemable preferred stock, are not reasonably estimable or predictable.

The Company uses both GAAP and non-GAAP metrics to measure its financial results. The non-GAAP metrics used are: income (loss) on an adjusted EBITDA basis, both cost of revenues and operating expenses on an adjusted EBITDA basis and Memova Anti-Abuse sales bookings. The most directly comparable GAAP measures are the net loss attributable to common shareholders, cost of net revenues and operating expenses and net revenues, respectively. The adjusted EBITDA results exclude interest income (expense), provision for income taxes, depreciation and amortization as well as other items such as other income (expense), net, restructuring and other expenses, stock-based expenses, loss on extinguishment of debt and accretion on mandatorily redeemable preferred stock. Memova Anti-Abuse sales bookings are the billable value of contracts for such products closed in the period. There is no difference between adjusted EBITDA and GAAP revenues. Management believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance. In addition, management believes these non-GAAP metrics are useful to investors because they remove unusual and nonrecurring charges that occur in the affected period and provide a basis for measuring the Company’s financial condition against other quarters. Since the Company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The calculations for these non-GAAP metrics are in the alternative measurement reconciliation table below.

Conference Call

Critical Path will host a conference call on Monday, February 27, 2006 at 4:15 p.m. Eastern Time to discuss the financial results for the fiscal year and fourth quarter ended December 31, 2005 The conference call is scheduled to last up to one hour. Those who would like to participate should dial +1 877-231-3543 (within the U.S. and Canada) or +1 706-634-1329 (from outside the U.S. and Canada) five to ten minutes prior to the scheduled start time (no passcode is needed). In addition, the conference call and a subsequent replay will be available via Web cast from the Company’s Web site, http://www.criticalpath.net/en/31/webcasts/. A replay of the conference call will also be available by telephone for fourteen days following the call. To access the telephone replay, please dial +1 800-642-1687 (within the U.S. and Canada) or +1 706-645-9291 (from outside the U.S. and Canada) and use conference ID 1997111. The Web cast and earnings release will be available on the Company’s Web site for twelve months following the conference call.

About Critical Path, Inc.

Critical Path’s Memova™solutions provide a new and improved email experience for millions of consumers worldwide, helping mobile operators, broadband and fixed-line service providers unlock the potential of email in the mass market. Memova™ Mobile gives consumers instant, on-the-go access to the messages that matter most. Featuring industry-leading anti-spam and anti-virus technology, Memova™ Anti-Abuse protects consumers against viruses and spam. Memova™ Messaging provides consumers with a rich email experience, enabling service providers to develop customized offerings for high-speed subscribers. Headquartered in San Francisco with offices around the globe, Critical Path’s messaging solutions are deployed by more than 200 service providers throughout the world. More information is available at www.criticalpath.net.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements by the Company and its executives regarding the performance of our product and service offerings, our expected revenue results, gross margins, operating expenses, net results and cash balances for the first quarter and fiscal year 2006, the ability of our customers to achieve cost savings and improve revenues in the provision of services, industry trends, market and customer requirements, the ability of our products and services to meet the business needs of our customers and compete favorably in the marketplace, management of spending levels, the market for products and services like ours and the performance of our senior management in achieving strategic goals. The words and expressions “look forward to,” “will,” “expect,” “plan,” “believe,” “seek,” “strive for,” “anticipate,” “hope,” “estimate” and similar expressions are intended to identify the Company’s forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, completion of the company’s year-end close and audit procedures, our evolving business strategy and the emerging and changing nature of the market for our products and services, our ability to deliver on our sales objectives, the ability of our technology and our competitors’ technologies to address customer demands, changes in economic and market conditions, and software and service design defects. These and other risks and uncertainties are described in more detail in the Company’s filings with the U.S. Securities and Exchange Commission (www.sec.gov) made from time to time including Critical Path’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004, its Quarterly Reports on Form 10Q for the three months ended March 31, 2005, June 30, 2005 and September 30, 2005, its Current Reports on Form 8-K, as may be amended from time to time, and all subsequent filings with the United States Securities and Exchange Commission (www.sec.gov). The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Note to Editors: Critical Path, the Critical Path logo, Memova and the Memova logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their respective holders.

Contact Information

For Reporters and Editors:	For Investors:
Critical Path, Inc.	Critical Path, Inc.
Michelle Weber	Investor Relations
415.541.2575	415.541.2619
pr@criticalpath.net	ir@criticalpath.net
www.criticalpath.net	www.criticalpath.net

Critical Path, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2004	September 30, 2005	December 31, 2005
	(in thousands; unaudited)
ASSETS
Current assets
Cash and cash equivalents	$23,239	$20,486	$18,794
Accounts receivable, net	19,667	13,274	10,915
Current assets held for sale	—	—	2,783
Prepaid expenses and other current assets	4,567	3,391	2,423

Total current assets	47,473	37,151	34,915
Property and equipment, net	11,379	6,302	2,619
Goodwill	6,613	6,613	6,613
Other assets	3,734	1,956	1,759

Total assets	$69,199	$52,022	$45,906

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,973	$2,439	$2,744
Accrued expenses	23,207	20,726	19,822
Deferred revenue	9,978	9,489	7,199
Capital lease and other obligations, current	1,067	137	106
Notes payable, current	5,565	—	—
Current liabilities held for sale	—	—	219

Total current liabilities	44,790	32,791	30,090
Deferred revenue long-term	173	970	710
Notes payable, long-term	8,875	17,585	18,493
Embedded derivative liability	5,173	2,527	1,534
Other liabilities, long-term	—	46	50

Total liabilities	59,011	53,873	50,877

Mandatorily redeemable preferred stock	122,377	116,874	120,293

Total shareholders’ deficit	(112,189)	(118,771)	(125,264)

Total liabilities, madatorily redeemable preferred stock and shareholders’ deficit	$69,199	$51,976	$45,906

Critical Path, Inc.

Condensed Consolidated Statement of Operations on a United States GAAP Basis

	Three months ended			Fiscal year ended
	December 31, 2004	September 30, 2005	December 31, 2005	December 31,
				2004	2005
	(in thousands, except per share amounts; unaudited)
NET REVENUE
SW licensing	$4,924	$5,593	$4,366	$19,326	$19,176
Hosted messaging	5,167	3,309	3,150	17,842	15,198
Professional services	4,142	3,119	2,863	12,829	12,792
Maintenance and support	5,250	5,059	4,955	21,075	19,797

Total net revenue	19,483	17,080	15,334	71,072	66,963
COST OF NET REVENUE
SW licensing	1,522	1,364	1,237	5,463	4,843
Hosted messaging	6,458	3,036	3,116	25,404	15,043
Professional services	3,144	2,270	2,263	11,939	9,256
Maintenance and support	1,302	1,442	1,497	5,495	6,039
Stock-based expense	71	63	25	76	193
Restructuring and other expenses	—	—	—	175	—

Total cost of net revenue	12,497	8,175	8,138	48,552	35,374

GROSS PROFIT	6,986	8,905	7,196	22,520	31,589

OPERATING EXPENSES
Selling and marketing	4,487	4,206	3,699	22,703	16,479
Research and development	4,590	2,910	3,656	20,973	15,102
General and administrative	5,258	2,558	2,811	15,005	12,640
Stock-based expense	278	292	154	1,839	903
Restructuring expense	(1,395)	40	357	3,404	2,204

Total operating expenses	13,218	10,006	10,677	63,924	47,328

OPERATING LOSS	(6,232)	(1,101)	(3,481)	(41,404)	(15,739)

Other income (expense), net	(166)	1,357	1,051	7,281	6,649
Interest income (expense)	(164)	(918)	(962)	(3,979)	(3,445)
Loss on extinguishment of debt	—	—	—	(12,783)	—

Loss before provision for income taxes	(6,562)	(662)	(3,392)	(50,885)	(12,535)

Provision for income taxes	(213)	(364)	(149)	(1,112)	(938)

NET LOSS	(6,775)	(1,026)	(3,541)	(51,997)	(13,473)

Accretion on mandatorily redeemable preferred stock	(3,877)	(3,519)	(3,419)	(14,565)	(18,730)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,652)	$(4,545)	$(6,960)	$(66,562)	$(32,203)

Basic and diluted net loss per share	$(0.32)	$(0.03)	$(0.10)	$(2.46)	$(0.42)

Basic and diluted net loss per share attributable to common shareholders	$(0.50)	$(0.13)	$(0.19)	$(3.15)	$(1.01)

Shares used in the basic and diluted per share calculations	21,252	34,557	35,978	21,123	31,859

Critical Path, Inc.

Condensed Consolidated Statement of Operations on a Non-GAAP (Adjusted EBITDA*) Basis

	Three months ended			Fiscal year ended December 31,
	December 31, 2004	September 30, 2005	December 31, 2005	2004	2005
	(in thousands, except per share amounts; unaudited)
NET REVENUE
SW licensing	$4,924	$5,593	$4,366	$19,326	$19,176
Hosted messaging	5,167	3,309	3,150	17,842	15,198
Professional services	4,142	3,119	2,863	12,829	12,792
Maintenance and support	5,250	5,059	4,955	21,075	19,797

Total net revenue	19,483	17,080	15,334	71,072	66,963

COST OF NET REVENUE
SW licensing	1,522	1,364	1,237	5,463	4,843
Hosted messaging	5,345	2,286	2,356	21,073	11,535
Professional services	3,110	2,260	2,245	11,779	9,176
Maintenance and support	1,283	1,435	1,487	5,413	5,994

Total cost of net revenue	11,260	7,345	7,325	43,728	31,548

GROSS PROFIT	8,223	9,735	8,009	27,344	35,415

OPERATING EXPENSES
Selling and marketing	4,312	4,140	3,631	21,928	16,054
Research and development	3,082	2,721	3,174	16,570	12,246
General and administrative	2,849	2,532	2,753	11,619	12,108

Total operating expenses	10,243	9,393	9,558	50,117	40,408

ADJUSTED EBITDA INCOME (LOSS)	$(2,020)	$342	$(1,549)	$(22,773)	$(4,993)

Basic adjusted EBITDA income (loss) per share	$(0.10)	$0.01	$(0.04)	$(1.08)	$(0.16)

Diluted adjusted EBITDA income (loss) per share	$(0.10)	$0.01	$(0.04)	$(1.08)	$(0.16)

Shares used in the basic per share calculations	21,252	34,557	35,978	21,123	31,859

Shares used in the diluted per share calculations	21,252	34,604	35,978	21,123	31,859

*	Excludes interest income (expense), provision for income taxes, depreciation and amortization adjusted to exclude other items such as restructuring and other expenses, stock-based expenses other income (expense), net, loss on extinguishment of debt and accretion on mandatorily redeemable preferred stock. A table reconciling the Company’s non-GAAP results and adjusted EBITDA income (loss) to the Company’s condensed consolidated statement of operations on a United States GAAP basis can be found on the following page.

Critical Path, Inc.

Alternative Measurements Reconciliation

The following table provides a reconciliation between the Company’s Non-GAAP results and Adjusted

EBITDA Income (Loss) to the Company’s Condensed Consolidated Statement of Operations on a United States GAAP basis.

	Three months ended			Fiscal year ended December 31,
	December 31, 2004	September 30, 2005	December 31, 2005	2004	2005
	(in thousands, except per share amounts; unaudited)
Adjusted EBITDA income (loss)	$(2,020)	$342	$(1,549)	$(22,773)	$(4,993)
Interest income (expense)	(164)	(918)	(962)	(3,979)	(3,445)
Provision for income taxes	(213)	(364)	(149)	(1,112)	(938)
Depreciation and amortization	(2,947)	(1,048)	(1,396)	(10,251)	(7,446)
Restructuring and other expenses	1,395	(40)	(357)	(3,579)	(2,204)
Non-cash severance	(360)	—	—	(936)	—
Reserve for officer note receivable	(1,950)	—	—	(1,950)	—
Stock-based expenses	(350)	(355)	(179)	(1,915)	(1,096)
Other income (expense), net	(166)	1,357	1,051	7,281	6,649
Loss on extinguishment of debt	—	—	—	(12,783)	—

Net loss	(6,775)	(1,026)	(3,541)	(51,997)	(13,473)
Accretion on mandatorily redeemable preferred stock	(3,877)	(3,519)	(3,419)	(14,565)	(18,730)

Net loss attributable to common shareholders	$(10,652)	$(4,545)	$(6,960)	$(66,562)	$(32,203)

Basic and diluted net loss per share	$(0.32)	$(0.03)	$(0.10)	$(2.46)	$(0.42)

Basic and diluted net loss per share attributable to common shareholders	$(0.50)	$(0.13)	$(0.19)	$(3.15)	$(1.01)

Shares used in the basic and diluted per share calculations	21,252	34,557	35,978	21,123	31,859

The following table provides a reconciliation between the total cost of net revenues and operating expenses on an Adjusted EBITDA basis to the Company’s cost of revenues and operating expenses on a United States GAAP basis.

	Three months ended			Fiscal year ended December 31,
	December 31, 2004	September 30, 2005	December 31, 2005	2004	2005
	(in thousands, except per share amounts; unaudited)
Total cost of net revenues and operating expenses on an Adjusted EBITDA basis	$21,503	$16,738	$16,883	$93,845	$71,956
Depreciation and amortization	(2,947)	(1,048)	(1,396)	(10,251)	(7,446)
Restructuring expenses	1,395	(40)	(357)	(3,579)	(2,204)
Non-cash severance	(360)	—	—	(936)	—
Reserve for officer note receivable	(1,950)	—	—	(1,950)	—
Stock-based expenses	(350)	(355)	(179)	(1,915)	(1,096)

Total cost of net revenues and operating expenses on a United States GAAP basis	$25,715	$18,181	$18,815	$112,476	$82,702